August 22, 2013

C. Richard Neely, Jr.
259 Prince Street
Los Gatos, CA 95032

Re:    INTERMOLECULAR, INC. OFFER LETTER
Dear Rick:
INTERMOLECULAR, INC. (the “Company”) is pleased to offer you the position of Senior Vice President & Chief Financial Officer (CFO) of the Company, reporting to the CEO. You will be based at Company’s offices in San Jose, California. As the CFO, you will perform the duties customarily associated with this position and such other duties as may be requested by the CEO from time to time. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.
1.COMPENSATION.
(a)BASE SALARY. You will be paid a salary at the annual rate of $285,000, payable in semi-monthly installments in accordance with the Company’s standard payroll practices for salaried employees. This salary may be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.
(b)STOCK OPTION. The Company will recommend that the Compensation Committee of the Board of Directors of the Company (“Committee”) grant you, pursuant to the Company’s 2011 Incentive Award Plan (the “Plan”), an option to purchase two hundred and ten thousand (210,000) shares (the “Shares”) of the Company’s common stock at the then current fair market value as determined by the Committee at that meeting. You should understand that only the Committee can authorize the grant of stock options and the exercise price will be set by the Committee on the date of grant. Subject to the terms and conditions of the Plan and the Company’s standard form of stock option agreement, the option shall vest and become exercisable with respect to 25% of the Shares (52,500) on the first anniversary of the date you commence employment with the Company, with the remaining 75% (157,500) to vest and become exercisable in equal monthly installments over the next three years, subject to your continued service to the Company and your compliance with the terms of the stock option agreement through each vesting date.
(c)RESTRICTED STOCK. The Company also will recommend that the Committee grant you, pursuant to the Plan, forty thousand (40,000) shares of restricted stock. Subject to the terms and conditions of the Plan and the Company’s standard form of restricted stock agreement, the restricted stock shall vest, and the risk of forfeiture thereon lapse, with respect to 25% of the shares (10,000) on each of the first four anniversaries of the date you commence employment with the Company, subject to your continued service to the Company and your compliance with the terms of the restricted stock agreement through each vesting date.
(d)SECTION 16 OFFICER AND CHANGE IN CONTROL AGREEMENT The Company will recommend that the Board of Directors of the Company designate you as an officer of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. Upon such approval, you will be entitled to enter into a Change in Control and Severance Agreement with the Company providing severance protection in the event of certain terminations of your employment with the Company.
(e)BONUS. You will be included in the executive management bonus plan with a target bonus opportunity of 40% of your base salary, pro-rated for any partial year of service. Your target bonus will become earned based on you and the Company meeting certain performance criteria to be set by the Board of Directors or Compensation Committee from time to time, payable in cash. For 2013, your target bonus opportunity will be pursuant to the terms of the 2013 Executive Management Incentive Bonus Program based upon the achievement of goals related to revenue (50%), backlog (25%) and net income (25%). If the Company exceeds the targets for the revenue and backlog goals, you could earn up to a maximum of 60% of your base salary under the program. Nothing in this offer letter shall entitle you to receive a bonus in the event performance goals are not met.

INTERMOLECULAR, INC. CONFIDENTIAL                                1

(f)BENEFITS. You will be entitled to the Company’s basic employment benefits available to all Company employees (including medical, dental, vision, life insurance, disability, EAP and 401(k) plans), as they may change from time to time. You acknowledge that participation in Company benefit programs may require payroll deductions and/or direct contributions by you.
(g)EMPLOYMENT TERMS. You will be required as a condition to your employment with the Company, to (i) acknowledge your receipt and understanding, and sign the Company’s standard Employee Proprietary Information and Inventions Agreement, attached hereto as Exhibit A; (ii) sign and return a satisfactory I-9 Immigration form providing sufficient documentation establishing your employment eligibility in the United States in accordance with Section 3 below; (iii) sign and return the attached Authorization and Release Form for Background Check, attached hereto as Exhibit B.
2.AT-WILL EMPLOYMENT. Your employment with the Company will be “at-will,” meaning that you are free to resign at any time, whether prior to or after the start date, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, whether prior to or after the start date, for any reason or for no reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the CEO. Your participation in any stock purchase or benefit program is not to be regarded as assuring you continuing employment for any particular period of time.
3.FEDERAL IMMIGRATION LAW. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
4.SATISFACTORY BACKGROUND CHECK. This offer and any continuing employment is contingent upon verification through a background check conducted by the Company (or by another on the Company’s behalf).
5.ABILITY TO ACCEPT POSITION. You represent that there are no agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed by the Company. You acknowledge that the Company has no reason to believe that you are contractually prohibited from performing the duties of your position and you represent that such is the case. You represent and warrant that you are not acting in breach of any non-competition, employment or other agreements with your current employer or any of your previous employers.
6.OUTSIDE ACTIVITIES. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.
7.START DATE. Your start date shall be October 2, 2013 or another date as mutually agreed upon between you and the CEO. This offer, if not accepted, will expire at the close of business on August 26, 2013.
8.ENTIRE AGREEMENT. This offer letter sets forth the full and complete agreement between you and the Company regarding your employment with the Company. This letter, along with the enclosed Employee Proprietary Information and Inventions Agreement and the Authorization and Release Form for Background Check sets forth the entire terms of your employment with the Company and any additional or contrary terms, representations, offers or agreements, whether written or oral, that may have been made to you are hereby revoked and superseded in their entirety by this offer. This letter may not be modified or amended except by a written agreement, signed by the Chief Executive Officer of the Company and by you.

INTERMOLECULAR, INC. CONFIDENTIAL                                2

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Employee Proprietary Information and Inventions Agreement and returning them to me.
Very truly yours,
INTERMOLECULAR, INC.
BY:
NAME: David Lazovsky
TITLE: President & CEO
AGREED AND ACCEPTED
I have read and accept this employment offer:
_______________________________
C. Richard Neely, Jr.

Dated: _________________________

INTERMOLECULAR, INC. CONFIDENTIAL                                3

Exhibit A
[Employee Proprietary Information and Inventions Agreement]

3011 North First Street, San Jose, CA 95134 (408) 582-5700 / (408) 582-5179 fax

Exhibit B
[Authorization and Release Form for Background Check]

3011 North First Street, San Jose, CA 95134 (408) 582-5700 / (408) 582-5179 fax